Exhibit 99.1

Organicell Announces FDA Approval Of IND Application For The Use Of Zofin™ In COVID-19 Long Haulers

PRESS RELEASE

Miami, FL (July 21, 2021) — Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, announced today that the U.S. Food and Drug Administration (FDA) has approved the Investigational New Drug (IND) application for its lead product, Zofin™, for the treatment of ‘Prolonged COVID-19 Symptoms’ (“Long Haulers”).

This approved trial design consists of a double blinded, placebo-controlled, randomized phase I/II trial designed to investigate the safety and potential efficacy of Zofin™ in treating COVID-19 long haulers. The Company is planning to begin the study during the third calendar quarter of this year, subject to the successful negotiation and execution of definitive agreements with the site facility where the study patients will be treated and the clinical research organization that will collect and analyze the data obtained from the study and the Company raising sufficient working capital to finance the trial, as to all of which no assurance can be given.

As COVID-19 infections occur (and resolve) globally, it is becoming increasingly apparent that not all cases of COVID-19 fit into “mild” or “critical” categories or resolve in the typical 2-3 week time frame. While most recover completely within a few weeks, some continue to experience symptoms beyond their initial recovery. These patients, called COVID-19 “long haulers,” report lingering shortness of breath, cough, fatigue, and mental fog for months after recovery, impairing their return to work and everyday life. Even by the lowest health care industry estimates, the magnitude of this secondary health crisis of COVID-19 long haulers will result in millions of affected individuals.

Zofin™ is an acellular, biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains growth factors, cytokines, chemokines, and 102 unique microRNAs as well as other exosomes/nanoparticles derived from perinatal tissues.

“Organicell is committed to developing a therapeutic to address both the immediate challenges of the COVID-19 pandemic and the long-term challenges associated with post-COVID-19 patient conditions,” said Albert Mitrani, Chief Executive Officer of Organicell.

“Although COVID-19 is seen as a disease that primarily affects the lungs, it is also a systemic inflammatory disease involving the endothelium surrounding blood vessels and organs throughout the body, thereby damaging many other organs,” said Dr. George Shapiro, M.D., F.A.C.C., Chief Medical Officer of Organicell.

“Many long-term COVID-19 effects are still unknown. Thus, there is an urgent need to develop new therapies to manage post-acute sequelae SARS-CoV-2 infection (PASC), and to support patients experiencing delayed morbidity and resulting disability,” said Dr. Mari Mitrani, M.D., Ph.D., Chief Science Officer of Organicell.

About Zofin™:

Zofin is an acellular biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, and chemokines as well as extracellular vesicles/nanoparticles derived from perinatal tissues. Zofin is currently being tested in a phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin for the treatment of moderate to severe acute respiratory syndrome (SARS).

ABOUT ORGANICELL REGENERATIVE MEDICINE, INC.

Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR) is a clinical-stage biopharmaceutical company that harnesses the power of exosomes to develop innovative biological therapeutics for the treatment of degenerative diseases. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Mari Mitrani, Chief Scientific Officer. To learn more, please visit https://organicell.com/.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will”, “believes”, “expects”, “potential”, or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Joshua Rodriguez

Joshua@CNAFinance.com

(503) 464-6502